EXHIBIT 99.1

FOR IMMEDIATE RELEASE


          U.S. AGGREGATES ANNOUNCES AGREEMENT TO SELL COMPANY ASSETS;
  COMPANY FILES VOLUNTARY CHAPTER 11 PETITION IN CONJUNCTION WITH TRANSACTION;
                             DIP FINANCING IN PLACE

DRAPER, UT, MARCH 11, 2002 - U.S. Aggregates, Inc., (OTC Bulletin Board: AGAT) today announced that it has signed an agreement, subject to bankruptcy court approval and the results of the auction process referred to below, to sell substantially all of the assets of U.S. Aggregates and its subsidiaries to Oldcastle Materials Inc. Oldcastle Materials is a subsidiary of CRH plc (NasdaqNM: CRHCY), one of the largest producers of aggregates, asphalt and ready mix concrete in the U.S. U.S. Aggregates values the transaction at approximately $140 million. The Company also announced the establishment of a debtor-in-possession (DIP) facility provided by certain of its pre-petition lenders which, subject to bankruptcy court approval, provides for the availability of $17.5 million of funds for working capital and letters of credit. The facility is intended to enable the company to operate its business in the ordinary course for one year, or until the sale is consummated whichever is earlier.

As an initial step in the sale process, U.S. Aggregates and its subsidiaries today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The sale transaction is subject to certain closing conditions, including approval of the bankruptcy court and expiration of the Hart-Scott-Rodino waiting period. The transaction will be consummated as soon as all conditions are satisfied.

The Company also announced that in an effort to maximize value for all its creditor constituencies, it would seek permission of the court to conduct the sale to Oldcastle Materials under section 363 of the U.S. Bankruptcy Code. A key element of this process will be a competitive bidding auction at which all qualified parties can, and are encouraged to, bid for the assets of the entire company or those of the Western or Southeastern business.

Founded in 1994, U.S. Aggregates, Inc. ("USAI") is a producer of aggregates. Aggregates consist of crushed stone, sand and gravel. The Company's products are used primarily for construction and maintenance of highways and other infrastructure projects as well as for commercial and residential construction. USAI serves local markets in nine states in two regions of the United States, the Mountain states and the Southeast.

CERTAIN MATTERS DISCUSSED IN THIS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION BASED ON MANAGEMENT'S BELIEF AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SUCH STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS INCLUDING, AMONG OTHER MATTERS, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT; EXPIRATION OF THE HART-SCOTT-RODINO WAITING PERIOD; THE COMPANY'S ABILITY TO CONTINUE ITS OPERATIONS DURING THE PENDENCY OF THE BANKRUPTCY CASES; THE APPROVAL BY THE BANKRUPTCY COURT OF THE DIP FACILITY; AND GENERAL RISKS RELATED TO THE MARKETS IN WHICH U.S. AGGREGATES OPERATES. SHOULD ONE OR MORE OF THESE RISKS MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. ADDITIONAL INFORMATION REGARDING THESE RISK FACTORS AND OTHER UNCERTAINTIES MAY BE FOUND IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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